EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Zix Corporation for the registration of 16,086,600 shares of its common stock and to the incorporation by reference therein of our report dated March 12, 2004, with respect to the 2003 consolidated financial statements of Zix Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
April 19, 2006